Exhibit 99.1

Company Contacts:

Andrew R. Speaker	David B. Merclean
President & CEO	Senior Vice President & CFO
Mercer Insurance Group, Inc.	Mercer Insurance Group, Inc.
(609) 737-0426	(609) 737-0426

Mercer Insurance Group, Inc. Announces 3rd Quarter 2006 Earnings

Pennington, New Jersey, October 30, 2006 – Mercer Insurance Group, Inc. (Nasdaq: MIGP) today reported its operating results for the quarter and nine months ended September 30, 2006. Mercer Insurance Group, Inc. (the Company) offers commercial and personal lines of insurance to businesses and individuals in six states through its insurance subsidiaries: Mercer Insurance Company, Mercer Insurance Company of New Jersey, Inc., Financial Pacific Insurance Company and Franklin Insurance Company.

The Company acquired Financial Pacific Insurance Group, Inc. on October 1, 2005, and it is included accordingly in the Company’s 2006 consolidated financial statements. Consequently, comparisons of the Company’s current quarter and nine month period with the comparable 2005 periods must take into account the impact of the acquisition on the 2006 Consolidated Statements of Income in order to make meaningful comparisons. Financial Pacific is a specialty writer of commercial lines which writes primarily in four western states, and provides insurance to commercial accounts in the contractor, manufacturing, retail, services and wholesaling businesses.

The Company reported net income, determined under U.S. generally accepted accounting principles (GAAP), of $2.2 million, or $0.35 per diluted share, in the quarter ended September 30, 2006, which was a 6% increase over the comparable prior quarter’s net income of $2.1 million, or $0.34 per diluted share. After-tax realized investment losses of $333,000, or $0.05 per diluted share, were included in the current quarter, as compared to an after-tax realized gain of $776,000, or $0.13 per diluted share, in the same period in the prior year. Operating income (a non-GAAP measure defined as net income less after-tax realized gains or losses) was $2.5 million, or $0.40 per diluted share, in the third quarter of 2006, as compared to $1.3 million, or $0.21 per diluted share, in the same quarter of 2005. The Company’s GAAP combined ratio was 97.4 % for the third quarter of 2006, as compared to 93.5% for the same quarter in 2005.

Revenues for the third quarter of 2006 increased $20.2 million to $37.6 million, from revenue of $17.4 million for the third quarter of 2005. Net premiums earned for the quarter were $35.0 million, a $19.6 million increase over net premiums earned of $15.4 million in the same period of 2005. Net investment income increased to $2.6 million for the quarter, a $1.8 million increase from net investment income of $770,000 recorded in the comparable period in 2005.

In the nine months ended September 30, 2006, the Company reported GAAP net income of $7.7 million, or $1.25 per diluted share, an increase of $3.6 million over the prior year’s net income of $4.1 million, or $0.67 per diluted share. After-tax realized investment gains included in net income for the current nine months were $66,000, or $0.01 per diluted share, as compared to $840,000, or $0.14 per diluted share in the same period in the prior year. The Company earned operating income of $7.7 million, or $1.24 per diluted share, in the first nine months of 2006, as compared to $3.3 million, or $0.53 per diluted share, in the same period of 2005. The GAAP combined ratio for the first nine months of 2006 was 96.8%, compared with 95.3% for the same period in 2005.

Revenues for the first nine months of 2006 increased $61.7 million, to $110.9 million, from revenue in the first nine months of 2005 of $49.2 million. Net premiums earned for the period were $102.2 million, a $56.8 million increase over net premiums earned of $45.4 million in the same period of 2005. Net investment income increased $4.8 million to $7.1 million for the nine months, as compared to $2.3 million for the comparable period in 2005.

Andrew R. Speaker, Mercer’s President and CEO, in commenting on the operating results said, “We are generally pleased with the Company’s performance in the third quarter, despite having experienced an elevated number of severe fire losses, which led to a slight decrease in operating income compared to the second quarter of 2006. Absent the impact of these fire losses, we were pleased with the results, which continue to reflect a significant increase in earned premiums and investment income over that of the prior year as a result of the consolidation of the operations of the Financial Pacific Insurance Group. We continue to maintain a steady focus on underwriting discipline in this competitive marketplace.”

Certain of the statements contained herein (other than statements of historical facts) are forward- looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the Company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on the Company. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on the Company will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by the Company depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the Company operates.

Consolidated Statements of Income

(in thousands, except per share and share data)

	Quarter Ended
	September 30,
	2006	2005
	(unaudited)	(unaudited)

Net premiums earned	$35,004	$15,404
Investment income, net of investment expenses	2,597	770
Realized investment (losses) gains	(505)	1,175
Other revenue	527	84
Total revenue	37,623	17,433

Losses and loss adjustment expenses	22,324	6,562
Amortization of deferred policy acquisition costs	9,047	4,135
Other expenses	2,721	3,704
Interest expense	312	—
Total expenses	34,404	14,401

Income before income taxes	3,219	3,032
Income taxes	1,025	971

Net income	$2,194	$2,061

Net income per common share:
Basic	$0.36	$0.35
Diluted	$0.35	$0.34

Weighted average number of shares outstanding:
Basic	6,055,132	5,938,388
Diluted	6,265,888	6,120,774

Supplementary Financial Data

Net written premiums	$34,809	$14,171

Book value per common share	$18.54	$16.92

GAAP combined ratio	97.4%	93.5%

	Nine Months Ended
	September 30,
	2006	2005
	(unaudited)	(unaudited)

Net premiums earned	$102,172	$45,378
Investment income, net of investment expenses	7,057	2,254
Realized investment gains	100	1,273
Other revenue	1,605	256
Total revenue	110,934	49,161

Losses and loss adjustment expenses	64,519	21,596
Amortization of deferred policy acquisition costs	24,187	11,936
Other expenses	10,208	9,725
Interest expense	913	—
Total expenses	99,827	43,257

Income before income taxes	11,107	5,904
Income taxes	3,368	1,785

Net income	$7,739	$4,119

Net income per common share:
Basic	$1.29	$0.69
Diluted	$1.25	$0.67

Weighted average number of shares outstanding:
Basic	6,006,693	5,939,436
Diluted	6,192,731	6,155,328

Supplementary Financial Data

Net written premiums	$115,738	$44,112

GAAP combined ratio	96.8%	95.3%

Consolidated Balance Sheet

(in thousands, except share amounts)

	September 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Investments, at fair value:
Fixed income securities, available-for sale	$274,966	$229,129
Equity securities, at fair value	16,145	14,981
Short-term investments, at cost, which approximates fair value	1,799	4,289
Total investments	292,910	248,399
Cash and cash equivalents	11,070	20,677
Premiums receivable	44,116	37,497
Reinsurance receivable	86,860	79,214
Prepaid reinsurance premiums	17,754	21,554
Deferred policy acquisition costs	17,760	10,789
Accrued investment income	2,784	2,625
Property and equipment, net	11,808	11,720
Deferred income taxes	8,122	3,588
Goodwill	5,625	5,633
Other assets	3,867	5,002
Total assets	$502,676	$446,698

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Losses and loss adjustment expenses	$242,355	$211,679
Unearned premiums	88,748	78,982
Accounts payable and accrued expenses	14,342	13,761
Other reinsurance balances	24,507	18,574
Trust preferred securities	15,538	15,525
Advances under line of credit	3,000	3,000
Other liabilities	1,790	1,778
Total liabilities	$390,280	$343,299

Stockholders’ Equity:
Preferred Stock, no par value, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value, authorized 15,000,000 shares, issued 7,064,233 and 7,068,233 shares, outstanding 6,566,451 and 6,463,538 shares	—	—
Additional paid-in capital	$67,878	$67,973
Accumulated other comprehensive income	2,764	2,851
Retained earnings	51,989	44,896
Unearned restricted stock compensation	—	(1,654)
Unearned ESOP shares	(3,914)	(4,383)
Treasury Stock, 503,513 and 501,563 shares	(6,321)	(6,284)
Total stockholders’ equity	112,396	103,399
Total liabilities and stockholders’ equity	$502,676	$446,698